CSX REPORTS SECOND-QUARTER EARNINGS
Surface Transportation Units Achieve Revenue and Volume Records

          JACKSONVILLE, Fla., July 28, 2004 — CSX Corporation (NYSE: CSX) today reported its financial results for the second quarter of 2004.

•	Second-quarter net earnings were $119 million, or 55 cents per share, including a $9 million, or 5 cents per share, after-tax charge relating to company’s management restructuring;

•	Consolidated operating income was $291 million, up $6 million versus 2003;

•	Second-quarter Surface Transportation, including rail and intermodal units, revenue of $1.99 billion was an all-time high on record volume, increasing $108 million quarter over quarter;

•	In the quarter, merchandise revenue was up 7% and coal revenue was up 6%, on strong yield and volume.

          Michael J. Ward, CSX chairman and chief executive officer said, “This is the third quarter in a row that we’ve delivered record setting Surface Transportation revenue, reflecting strong economic growth and high transportation demand.

          “We are taking actions to improve our service and deliver more to the bottom line. Our management restructuring and organizational streamlining is now complete. We’re adding operating resources to meet continued, expected demand. Our network redesign is underway to improve efficiency and reduce car miles and terminal handlings. Together, these efforts will improve the productivity of our operations, while generating the service our customers deserve and the financial results each of us expect.”

      For the second quarter, CSX reported net earnings of $119 million, or 55 cents per share, versus $127 million, or 59 cents per share in 2003. The second quarter of 2004 included an after-tax charge of $9 million, or 5 cents per share, related to the Company’s management restructuring initiatives. Excluding the current restructuring charge, second quarter 2004 net earnings would have been $128 million, or 60 cents per share.

          Surface Transportation operating income was $280 million, up $21 million from the prior year quarter. Surface Transportation revenue of $1.99 billion drove the increase in operating income. On a consolidated basis, operating revenue was $2.03 billion versus $1.94 billion a year ago.

          Ward added, “Looking ahead, we expect to see continued strong volumes across most of our markets, in line with economic growth projections for the balance of the year.

          “In addition, the company’s continued roll out of our new operating plan will drive improvement in our service quality and an increase in capacity through increased asset utilization and improved network fluidity.”

          CSX Corporation, based in Jacksonville, Fla., operates one of the largest rail networks in the United States and also provides intermodal and international terminal management services. More information about the company is available at its Internet address: www.csx.com.

          This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

          Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; (iv) the inherent business risks associated with safety and security; and (v) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.

500 Water Street
15th Floor, C900
Jacksonville, FL
32202 http://www. csx.com

Contact:

David Baggs
(904) 359-4812

The accompanying unaudited financial information should be read in conjunction with the Company’s 2003 Annual Report on Form 10-K, 2003 Quarterly Reports on Form 10-Q, and any Current Reports on Form 8-K.

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED INCOME STATEMENTS
(Dollars in Millions, Except Per Share Amounts)

			(Unaudited)
		Quarters Ended		Six Months Ended
		June 25,	June 27,	June 25,	June 27,
		2004	2003	2004	2003
Revenue	Operating Revenue	$2,033	$1,942	$3,996	$3,958
and Expense	Operating Expense	1,742	1,657	3,544	3,496

	Operating Income	291	285	452	462
	Other Income	2	19	(8)	9
	Interest Expense	109	105	217	208

Earnings	Earnings Before Income Taxes and Cumulative Effect of Accounting Change	184	199	227	263
	Income Tax Expense	65	72	78	94

	Earnings Before Cumulative Effect of Accounting Change	119	127	149	169
	Cumulative Effect of Accounting Change — Net of Tax	—	—	—	57

	Net Earnings	$119	$127	$149	$226

Per Common	Earnings Per Share, Assuming Dilution:
Share	Before Cumulative Effect of Accounting Change	$0.55	$0.59	$0.69	$0.79
	Cumulative Effect of Accounting Change	—	—	—	0.26

	Net Earnings	$0.55	$0.59	$0.69	$1.05

	Average Diluted Common Shares Outstanding (Thousands)	215,149	214,297	215,151	214,230

	Cash Dividends Paid Per Common Share	$0.10	$0.10	$0.20	$0.20

Notes to Consolidated Financial Statements

(a)	Statement of Financial Accounting Standard (“SFAS”) No. 143, “Accounting for Asset Retirement Obligations,” was issued in 2001. In conjunction with the group-life method of accounting for asset costs, the Company historically accrued crosstie removal costs as a component of depreciation, which is not permitted under SFAS 143. With the adoption of SFAS 143 in fiscal year 2003, CSX recorded pretax income of $93 million, $57 million after tax, or 26 cents per share, as a cumulative effect of an accounting change in the first quarter, representing the reversal of the accrued liability for crosstie removal costs. The adoption of SFAS 143 did not have a material effect on prior reporting periods, and the Company does not believe it will have a material effect on future earnings.

(b)	In February 2003, CSX conveyed most of its interest in its domestic container-shipping subsidiary, CSX Lines LLC (“CSX Lines”), to a new venture formed with the Carlyle Group for approximately $300 million (gross cash proceeds of approximately $240 million, $214 million net of transaction costs, and $60 million of securities). CSX Lines was subsequently renamed Horizon Lines LLC (“Horizon”). A deferred pretax gain of approximately $127 million as a result of the transaction will be recognized over the 12-year sub-lease term. Horizon subleased equipment from certain affiliates of CSX covering the primary financial obligations related to $300 million of vessel and equipment leases under which CSX or one of its affiliates will remain a lessee or guarantor. During the third quarter of 2003, CSX received a $15 million payment from Horizon Lines, which included $3 million of interest, in return for a portion of its investment in Horizon. On July 7, 2004, Horizon completed a merger with a third party, and CSX received $59 million, which included $52 million for the purchase of its ownership interest in Horizon and a performance payment of $7 million. However, CSX or one of its affiliates will continue to remain a lessee or guarantor on certain vessels and equipment as long as the subleases remain in effect.

(c)	In the second quarter of 2004, the Company recorded a charge of $15 million pretax, $9 million after tax, 5 cents per share, for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation. The six months ended June 25, 2004, include restructuring charges at Surface Transportation and International Terminals of $74 million pretax, $46 million after tax, 22 cents per share.

(d)	In the first quarter of 2004, the Company adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities.” Therefore, the Company consolidated Four Rivers Transportation (“FRT”), a short-line railroad, which was previously accounted for under the equity method. The second quarter of 2004 includes revenues, operating expenses and after-tax income of approximately $16 million, $8 million and $2 million for FRT, respectively. The six months ended June 25, 2004, include revenues, operating expenses, and after-tax income of approximately $30 million, $18 million, and $3 million, respectively. The quarter and six months ended June 27, 2003, includes net equity earnings of FRT of approximately $1 million and $2 million, respectively, (included in other income).

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

		(Unaudited)
		June 25,	Dec. 26,
		2004	2003
Assets	Current Assets
	Cash, Cash Equivalents and Short-term Investments	$728	$368
	Accounts Receivable — Net	1,215	1,163
	Materials and Supplies	174	170
	Deferred Income Taxes	128	136
	Other Current Assets	129	66

	Total Current Assets	2,374	1,903

	Properties	19,719	19,267
	Accumulated Depreciation	5,825	5,537

	Properties — Net	13,894	13,730

	Investment in Conrail	4,691	4,678
	Affiliates and Other Companies	505	515
	Other Long-term Assets	988	934

	Total Assets	$22,452	$21,760

Liabilities	Current Liabilities
	Accounts Payable	$863	$827
	Labor and Fringe Benefits Payable	395	397
	Casualty, Environmental and Other Reserves	284	280
	Current Maturities of Long-term Debt	110	426
	Short-term Debt	704	2
	Income and Other Taxes Payable	126	123
	Other Current Liabilities	111	155

	Total Current Liabilities	2,593	2,210
	Casualty, Environmental and Other Reserves	816	836
	Long-term Debt	6,901	6,886
	Deferred Income Taxes	3,881	3,752
	Other Long-term Liabilities	1,592	1,623

	Total Liabilities	15,783	15,307

Shareholders’ Equity	Common Stock, $1 Par Value	216	215
	Other Capital	1,591	1,579
	Retained Earnings	5,065	4,957
	Accumulated Other Comprehensive Loss	(203)	(298)

	Total Shareholders’ Equity	6,669	6,453

	Total Liabilities and Shareholders’ Equity	$22,452	$21,760

CSX Corporation and Subsidiaries	Quarterly Flash

CONSOLIDATED CASH FLOW STATEMENTS
(Dollars in Millions)

		(Unaudited)
		Six Months Ended
		June 25,	June 27,
		2004	2003
Operating Activities	Net Earnings	$149	$226
	Adjustments to Reconcile Net Earnings to Net Cash Provided:
	Depreciation	332	322
	Deferred Income Taxes	67	98
	Cumulative Effect of Accounting Change — Net of Tax	—	(57)
	Restructuring Charge	74	—
	Other Operating Activities	(44)	16
	Changes in Operating Assets and Liabilities:
	Accounts Receivable	(47)	(65)
	Termination of Sale of Receivables Program	—	(380)
	Other Current Assets	(18)	(42)
	Accounts Payable	31	(15)
	Other Current Liabilities	(25)	(138)

	Net Cash Provided (Used) by Operating Activities	519	(35)

Investing Activities	Property Additions	(484)	(479)
	Net Proceeds from Divestitures	—	214
	Short-term Investments — Net	(75)	—
	Other Investing Activities	(37)	(20)

	Net Cash Used by Investing Activities	(596)	(285)

Financing Activities	Short-term Debt — Net	702	561
	Long-term Debt Issued	62	83
	Long-term Debt Repaid	(379)	(218)
	Dividends Paid	(43)	(43)
	Other Financing Activities	3	(16)

	Net Cash Provided by Financing Activities	345	367

Cash, Cash Equivalents	Net Increase (Decrease) in Cash and Cash Equivalents	268	47
and Short-term Investments	Cash and Cash Equivalents at Beginning of Period	296	127

	Cash and Cash Equivalents at End of Period	564	174
	Short-term Investments at End of Period	164	137

	Cash, Cash Equivalents and Short-term Investments at End of Period	$728	$311

CSX Corporation and Subsidiaries	Quarterly Flash

BUSINESS SEGMENTS (Unaudited)(a)
(Dollars in Millions)
Quarters Ended June 25, 2004, and June 27, 2003

					Surface		International		Eliminations/
	Rail		Intermodal		Transportation		Terminals		Other(b)		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Operating Revenue	$1,672	$1,573	$323	$314	$1,995	$1,887	$38	$54	$—	$1	$2,033	$1,942
Operating Expense
Labor and Fringe	655	645	18	18	673	663	12	13	1	1	686	677
Materials, Supplies and Other	373	331	50	47	423	378	15	16	1	2	439	396
Conrail Rents, Fees and Services	82	87	—	—	82	87	—	—	—	—	82	87
Building and Equipment Rent	103	92	41	39	144	131	2	2	(4)	(3)	142	130
Inland Transportation	(103)	(98)	173	175	70	77	—	2	—	—	70	79
Depreciation	148	148	9	8	157	156	3	2	2	2	162	160
Fuel	151	136	—	—	151	136	—	—	—	—	151	136
Miscellaneous	—	—	—	—	—	—	—	2	(5)	(10)	(5)	(8)
Restructuring Charge(c)	14	—	1	—	15	—	—	—	—	—	15	—

Total Operating Expense	1,423	1,341	292	287	1,715	1,628	32	37	(5)	(8)	1,742	1,657

Operating Income (Loss)	$249	$232	$31	$27	$280	$259	$6	$17	$5	$9	$291	$285

Operating Ratio	85.1%	85.3%	90.4%	91.4%	86.0%	86.3%	84.2%	68.5%

Six Months Ended June 25, 2004, and June 27, 2003

					Surface		International		Eliminations/
	Rail		Intermodal		Transportation		Terminals		Other(b)		Total
	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003	2004	2003
Operating Revenue	$3,277	$3,104	$633	$616	$3,910	$3,720	$86	$110	$—	$128	$3,996	$3,958
Operating Expense
Labor and Fringe	1,321	1,293	37	37	1,358	1,330	25	26	2	60	1,385	1,416
Materials, Supplies and Other	738	670	100	96	838	766	35	35	1	49	874	850
Conrail Rents, Fees and Services	169	173	—	—	169	173	—	—	—	—	169	173
Building and Equipment Rent	205	199	75	70	280	269	4	4	(7)	3	277	276
Inland Transportation	(204)	(197)	348	348	144	151	—	4	—	16	144	171
Depreciation	298	293	19	16	317	309	6	4	4	4	327	317
Fuel	305	294	—	—	305	294	—	—	—	15	305	309
Miscellaneous	—	—	—	—	—	—	2	5	(13)	(21)	(11)	(16)
Restructuring Charge(c)	64	—	4	—	68	—	6	—	—	—	74	—

Total Operating Expense	2,896	2,725	583	567	3,479	3,292	78	78	(13)	126	3,544	3,496

Operating Income (Loss)	$381	$379	$50	$49	$431	$428	$8	$32	$13	$2	$452	$462

Operating Ratio	88.4%	87.8%	92.1%	92.0%	89.0%	88.5%	90.7%	70.9%

(a)	Prior periods have been reclassified to conform to the current presentation.

(b)	Eliminations/Other consists of the following:

(1) Reclassification of International Terminals minority interest expense

(2) Operations of CSX Lines for 2003 and gain amortization in both years

(3) In 2003, expenses related to the retirement of the Company’s former Chairman and Chief Executive Officer

(4) Other items

(c)	Restructuring charge is for (1) separation expenses related to the management restructuring announced in November 2003 at Surface Transportation for the quarter and six months ended June 25, 2004 and for (2) International Terminals restructuring initiatives in an effort to maintain and improve productivity standards in light of current business conditions that occurred in the first quarter of 2004.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION TRAFFIC AND REVENUE(a)
Loads (Thousands); Revenue (Dollars in Millions)

	Second Quarter Loads			Second Quarter Revenue
	2004	2003	% Change	2004	2003	% Change
Merchandise
Phosphates and Fertilizers	121	113	7%	$88	$85	4%
Metals	95	87	9	125	108	16
Forest Products	115	116	(1)	166	159	4
Food and Consumer	61	62	(2)	92	90	2
Agricultural Products	89	89	—	127	124	2
Chemicals	140	133	5	264	243	9
Emerging Markets	134	125	7	129	118	9

	755	725	4	991	927	7
Automotive	135	139	(3)	220	224	(2)
Coal, Coke and Iron Ore
Coal	410	400	3	426	401	6
Coke and Iron Ore	17	18	(6)	16	15	7

	427	418	2	442	416	6
Other	—	—	—	19	6	217

Total Rail	1,317	1,282	3	1,672	1,573	6

Intermodal
Domestic	267	265	1	199	192	4
International	322	300	7	125	121	3
Other	—	—	—	(1)	1	(200)

Total Intermodal	589	565	4	323	314	3

Total Surface Transportation	1,906	1,847	3%	$1,995	$1,887	6%

	Six Months Loads			Six Months Revenue
	2004	2003	% Change	2004	2003	% Change
Merchandise
Phosphates and Fertilizers	241	230	5%	$177	$172	3%
Metals	189	175	8	244	218	12
Forest Products	229	230	—	325	311	5
Food and Consumer	120	120	—	179	173	3
Agricultural Products	181	180	1	258	252	2
Chemicals	279	270	3	520	493	5
Emerging Markets	246	226	9	246	230	7

	1,485	1,431	4	1,949	1,849	5
Automotive	260	270	(4)	422	432	(2)
Coal, Coke and Iron Ore
Coal	813	773	5	831	771	8
Coke and Iron Ore	34	30	13	33	28	18

	847	803	5	864	799	8
Other	—	—	—	42	24	75

Total Rail	2,592	2,504	4	3,277	3,104	6

Intermodal
Domestic	521	512	2	391	375	4
International	617	579	7	242	234	3
Other	—	—	—	—	7	(100)

Total Intermodal	1,138	1,091	4	633	616	3

Total Surface Transportation	3,730	3,595	4%	$3,910	$3,720	5%

(a)	Prior periods have been reclassified to conform to the current presentation.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS

REVENUE

Merchandise
 Merchandise showed strong growth in the second quarter with revenue up 7% on 4% volume growth. All markets showed year-over-year improvement in revenue.

•	Phosphates and Fertilizers - Phosphates experienced second quarter year-over-year revenue strength as the Bone Valley area led the unit growth. High production levels combined with strong exports led to a Bone Valley phosphate revenue increase of $2 million favorable to 2003.

•	Metals - Strong demand continues for steel across all areas. Metals led all merchandise units in the second quarter with 16% revenue growth on 9% volume growth.

•	Forest Products - The strong demand for housing continues to drive growth in lumber and panel markets. Demand for packaging and printing paper is showing strength, but short lead times and low inventories do not favor rail distribution solutions.

•	Food and Consumer - Strong housing demand has been fueling strength in the building products, roofing granules and appliance markets. Tightening truck capacity is driving increased interest in rail among food customers; however, current service levels are limiting conversions.

•	Agricultural Products - Demand in the feed grain market continues to offset crop production declines in soybeans and related export market declines. Modal conversions in wheat have improved market share despite a flat to declining overall market. Corn sweeteners showed improved financial results in the second quarter as major contracts were renewed.

•	Chemicals - Chemicals is experiencing strong demand across almost all commodity groups. Overall chemical volumes were up over 5% in the second quarter. Plastics led with 15% volume growth versus weak 2003 levels. Soda ash and sand were the only declining commodities, driven by plant closures and car supply issues.

•	Emerging Markets - The majority of emerging markets show year-over-year strength, with the exception of industrial waste and machinery. Military traffic has been consistent each period and is near 2003 levels. Processed materials continue to outperform associated industries. Aggregates growth has been limited by unit train resource availability.

Automotive
 Light vehicle production is flat year over year. Inventory levels remain high at 72 days for all manufacturers, 85 days for the Big 3. Several CSXT served assembly plants were down for inventory adjustments.

Coal, Coke and Iron Ore
 Coal, coke, and iron ore experienced 6% revenue growth on 2% volume growth. This was driven by significant volume and revenue gains in export, river, lake and industrial markets. All lines of business reflect favorable year-over-year revenue per car gains.

Other
 Other revenue for 2004 includes $16 million for FRT, a short-line railroad consolidated in 2004 pursuant to FASB Interpretation No. 46. Prior to 2004, FRT was accounted for under the equity method.

Intermodal

•	Domestic — Gains in truck brokerage were offset by weakness in transcontinental domestic business. The yield in the truck brokerage business is benefiting from system and process improvements. Service levels continue to be a challenge.

•	International — Volume growth continued due to larger vessels and increased traffic levels with several key international shippers. Revenue per car decreased due primarily to mix changes involving Transcontinental traffic.

CSX Corporation and Subsidiaries	Quarterly Flash

SURFACE TRANSPORTATION OPERATING RESULTS (continued)

EXPENSE

Labor and Fringe expenses increased $10 million during the second quarter of 2004 versus the prior year comparable quarter. The effects of inflation and challenged operations continue to drive labor and fringe expense increases, along with increases in pension and incentive compensation expense of $9 million and the $4 million increase resulting from the consolidation of FRT. These costs were partially offset by benefits realized from reduced staffing levels.

Materials, Supplies and Other expenses increased $45 million for the quarter ended June 25, 2004 versus the quarter ended June 27, 2003, primarily due to increased maintenance and crew travel costs of $17 million, property and sales taxes of $9 million due to a favorable settlement in the prior year and the consolidation of FRT of $3 million.

Conrail Rents, Fees and Services decreased $5 million during the second quarter of 2004 versus the prior year comparable quarter, principally due to unfavorable casualty and other reserve adjustments recorded in 2003.

Building and Equipment Rent increased $13 million for the quarter ended June 25, 2004 versus the quarter ended June 27, 2003, as a result of unfavorable mix, volume and asset utilization.

Inland Transportation decreased $7 million during the second quarter of 2004 versus the prior year comparable quarter attributable to reduced volume on Intermodal’s western network.

Fuel expenses increased $15 million for the quarter ended June 25, 2004 versus the quarter ended June 27, 2003. Higher fuel prices, net of hedging benefits, during the second quarter were compounded by volume and efficiency issues. However, fuel expenses were favorably affected by $8 million of recoveries associated with foreign line fuel billing settlements.

Restructuring Charge of $15 million for the quarter ended June 25, 2004 represents the current charge for separation expenses related to the management restructuring announced in November 2003.

CSX Corporation and Subsidiaries	Quarterly Flash

RAIL OPERATING STATISTICS (a)

		Second Quarter			Six Months
		2004	2003	% Change	2004	2003	% Change
Coal	Domestic:
(Millions of Tons)	Utility	34.6	33.9	2%	68.2	66.3	3%
	Other	5.0	6.7	(25)	10.8	11.5	(6)

	Total Domestic	39.6	40.6	(2)	79.0	77.8	2
	Export	4.0	2.0	100	7.3	4.2	74

	Total	43.6	42.6	2	86.3	82.0	5

Revenue Ton-Miles	Merchandise	34.9	32.2	8	69.3	65.0	7
(Billions)	Automotive	2.3	2.4	(4)	4.4	4.6	(4)
	Coal	19.1	18.4	4	37.7	35.3	7
	Intermodal	5.8	5.5	5	11.2	10.6	6

	Total	62.1	58.5	6	122.6	115.5	6

Gross Ton-Miles(b)	Total Gross Ton-Miles	117.9	112.8	5%	232.9	221.6	5%
(Billions)

Service Measurements	Personal Injury Frequency Index (Per 100 Employees)	2.04	1.98	(3)	2.16	2.12	(2)%
	FRA Train Accidents Frequency (Per Million Train Miles)	4.64	4.99	7	4.79	4.52	(6)
	Average Velocity, All Trains (Miles Per Hour)	19.5	20.8	(6)	20.2	21.0	(4)
	Average System Dwell Time (Hours)	29.3	24.1	(22)	28.3	24.5	(16)
	Average Total Cars-On-Line	235,688	227,565	(4)	233,217	229,537	(2)
	On -Time Originations	39.3%	63.2%	(38)	46.1%	63.3%	(27)
	On -Time Arrivals	34.1%	56.5%	(40)	40.9%	58.5%	(30)
	Average Recrews (Per Day)	73.1	46.5	(57)	66.4	46.3	(43)%

(a)	Amounts for 2004 are estimated.

(b)	Amounts exclude locomotive gross ton-miles.

SURFACE TRANSPORTATION FUEL STATISTICS

	Second Quarter		Six Months
	2004	2003	2004	2003
Diesel No. 2:
Estimated Fuel Consumption (Millions of Gallons)	151.7	145.5	310.4	294.0
Price Per Gallon (Dollars)	$1.0410	$0.9381	$1.0290	$1.0005
Impact of Year-to-Year Price Variance on Operating Expense (Dollars in Millions)	$(15.6)		$(8.8)

CSX Corporation and Subsidiaries	Quarterly Flash

INTERNATIONAL TERMINALS

OPERATING RESULTS

Revenue decreased $16 million to $38 million for the second quarter of 2004, compared to $54 million in the second quarter of 2003, primarily due to the loss of a significant customer at its Hong Kong operations.

Expense decreased $5 million to $32 million for the second quarter of 2004, compared to $37 million in the second quarter of 2003, primarily attributable to the lower customer volume in Hong Kong.

Operating income decreased $11 million for the second quarter of 2004, as compared to the second quarter of 2003.

OPERATING STATISTICS(a)

	(Unaudited)
	Second Quarter		Six Months
	2004	2003	2004	2003
Gross Revenue (Dollars in Millions)	$89	$99	$184	$197
Gross Lifts	805,948	819,242	1,629,670	1,548,918
Average Port Productivity (Port Moves Per Crane Per Hour)	30.7	32.1	30.5	31.5

(a)	Includes all consolidated and unconsolidated subsidiaries of CSX World Terminals.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)
(Dollars in Millions, Except Per Share Amounts) (All Per Share Amounts Assume Dilution)

	Revenue			Operating Income			Earnings Per Share
	2004(g)(h)	2003	2002(c)	2004(g)	2003(d)(e)(f)	2002(c)	2004(g)	2003 (a)(d)(e)(f)	2002(b)
First Quarter	$1,963	$2,016	$1,964	$161	$177	$212	$.14	$.46	$.12
Second Quarter	2,033	1,942	2,073	291	285	321	.55	.59	.63
Third Quarter		1,882	2,055		(98)	276		(.48)	.60
Fourth Quarter		1,953	2,060		262	318		.57	.64

Year	$3,996	$7,793	$8,152	$452	$626	$1,127	$.69	$1.14	$1.99

(a)	First quarter 2003 includes a credit of $57 million after tax, 26 cents per share, as a result of a cumulative effect of an accounting change for asset retirement obligations.

(b)	First quarter 2002 includes a charge of $43 million after tax, 20 cents per share, as a result of the cumulative effect of an accounting change for indefinite lived intangible assets.

(c)	In the first quarter of 2003, CSX conveyed its interest in CSX Lines. Revenue from CSX Lines is included in previous quarters of $127 million in the first quarter of 2003, $161 million, $189 million, $215 million and $189 million for the first, second, third and fourth quarters of 2002, respectively. CSX Lines’ operating income is included in previous quarters of $1 million in the first quarter of 2003, $1 million, $9 million, $22 million and $6 million for the first, second, third and fourth quarters of 2002, respectively.

(d)	In the third quarter of 2003, the Company changed its estimate of casualty reserves to include an estimate of incurred but not reported claims for asbestos and other occupational injuries. In conjunction with the change in estimate, the Company recorded a charge of $232 million, $145 million after tax, 68 cents per share, in the third quarter of 2003 to increase its provision for casualty claims.

(e)	In the third quarter of 2003, CSX entered into two settlement agreements with Maersk which resolved all material disputes pending between the companies arising out of the 1999 sale of the international container-shipping assets. The effect is to reduce the Company’s earnings by $108 million pretax, $67 million after tax, or 31 cents per share.

(f)	In the fourth quarter of 2003, the Company recorded $34 million pretax, $21 million after tax, and 10 cents per share, as the initial charge for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation. In addition, the Company recorded a $22 million pretax, $14 million after tax, 6 cents per share, credit related to revised estimates for railroad retirement taxes and the amounts of benefits to be paid to individuals under the $1.3 billion charges for separation plans initially recorded in 1991 and 1992.

(g)	In the first quarter of 2004, the Company recorded $59 million pretax, $37 million after tax, 17 cents per share, for (1) separation expenses related to the management restructuring announced in November 2003 at Surface Transportation and for (2) International Terminals restructuring initiatives in an effort to maintain and improve productivity standards in light of current business conditions.

(h)	In the second quarter of 2004, the Company recorded $15 million pretax, $9 million after tax, 5 cents per share, for separation expenses related to the management restructuring announced in November 2003 at Surface Transportation.

CSX Corporation and Subsidiaries	Quarterly Flash

FINANCIAL MEASURES (Unaudited)

	Six Months Ended
	June 25,	June 27,
	2004	2003
Working Capital Deficit (Dollars in Millions)	$(218)	$(888)
Current Ratio	0.9	0.7
Short-term Debt (Dollars in Millions)	$704	$704
Debt Ratio(a)	50%	52%
All-in Debt Ratio(b)	53%	55%
12-Month Rolling Return on Assets	0.8%	2.1%
12-Month Rolling Return on Equity	2.6%	6.8%

(a)	Adjusted to include 42 percent of Conrail obligations.

(b)	Adjusted to include off-balance sheet financing, leases, and 42 percent of Conrail obligations.

OTHER INCOME (EXPENSE) (Unaudited)
(Dollars in Millions)

	Quarters Ended		Six Months Ended
	June 25,	June 27,	June 25,	June 27,
	2004	2003	2004	2003
Interest Income	$5	$4	$8	$8
Income (Loss) from Real Estate and Resort Operations	5	32	(2)	33
Discounts on Sales of Accounts Receivable	—	(4)	—	(10)
Minority Interest	(8)	(9)	(17)	(20)
Equity in Losses of Other Affiliates	—	—	(1)	—
Miscellaneous	—	(4)	4	(2)

Total	$2	$19	$(8)	$9

Gross Revenue from Real Estate and Resort Operations Included in Other Income	$50	$75	$77	$110

EMPLOYEE COUNTS BY SEGMENT — ESTIMATED(a)

	2004		2003
	May	Feb.	Nov.	Aug.	May	Feb.
Surface Transportation
Rail	32,184	32,022	32,160	33,245	33,533	32,547
Intermodal	1,087	1,126	1,114	1,115	1,115	1,122
Technology and Corporate	550	697	810	839	858	887

Total Surface Transportation	33,821	33,845	34,084	35,199	35,506	34,556

International Terminals	778	874	1,001	1,006	1,013	1,035

Other	1,417	1,095	1,623	1,851	1,752	1,129

Total	36,016	35,814	36,708	38,056	38,271	36,720

(a)	Prior periods have been reclassified to conform to current presentation.